UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2007

DESIGN WITHIN REACH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50807	94-3314374
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Bush Street, 20th Floor, San Francisco, CA	94104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 676-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On March 21, 2007, Design Within Reach, Inc. (the “Company”) received a staff determination notice from The Nasdaq Stock Market indicating that because the Company had failed to timely file its Annual Report on Form 10-K for the fiscal year ended December 30, 2006, it is currently not in compliance with the continued listing requirements set forth in Nasdaq Marketplace Rule 4310(c)(14). The Company plans to request a hearing before the Nasdaq Listing Qualifications Panel to review the staff determination. The hearing request will automatically stay the delisting of the Company’s common stock, and shares of the Company’s common stock will continue trading on the Nasdaq Global Market, pending the outcome of the Panel’s decision. There can be no assurance that the Panel will grant a request for continued listing.

The Company did not timely file its Annual Report on Form 10-K for the fiscal year ended December 30, 2006 due to the previously disclosed material weaknesses in internal controls over financial reporting, which resulted in the Company’s delay in the reconciliation of a difference between the accrued inventory sub-ledger and the general ledger arising in connection with the implementation of the Company’s IMARC inventory and sales system. As a result, the Company did not complete and file its quarterly report on Form 10-Q for the quarter ended July 1, 2006 until January 16, 2007 and its quarterly report on Form 10-Q for the quarter ended September 30, 2006 until February 20, 2007. As a result of the delays in completing and filing the Form 10-Qs, the Company has been delayed in completing its financial statements and management’s assessment of internal controls and procedures for the fiscal year ended December 30, 2006. The audit of the Company’s financial statements and review of management’s assessment of internal controls and procedures by the Company’s independent registered public accounting firm have likewise been delayed.

A copy of the press release relating to this announcement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 27, 2007	DESIGN WITHIN REACH, INC.

	By:	/s/ John D. Hellmann
John D. Hellmann
Chief Financial Officer